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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Primary Access Corporation:


We consent to the incorporation by reference in Amendment No. 3 to the Registration Statement on Form S-4 of 3Com Corporation of our report dated November 5, 1993, relating to the statements of operations, stockholders' equity and cash flows of Primary Access Corporation for the fifty-three weeks ended October 3, 1993 and of our report on financial statement schedule dated August 22, 1996, which reports appear in the Annual Report on Form 10-K of 3Com Corporation for the year ended May 31, 1996. We also consent to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.


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
                                                                   /s/ KPMG PEAT MARWICK LLP
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San Diego, California
May 7, 1997